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                                                                 EXHIBIT 10.09

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and dated as of November 29, 1996 by and between Quintiles Transnational Corp., a corporation organized under the laws of North Carolina (the "Company"), and Barrie Stevens Haigh ("Haigh").

         WHEREAS, the Company and Innovex Limited ("Innovex"), a company organized under the laws of England and Wales, are parties to a Share Exchange Agreement dated as of October 4, 1996 (the "Share Exchange Agreement") providing for the exchange of all of Innovex's issued and outstanding share capital for shares of Common Stock of Quintiles based upon the terms and subject to the conditions set forth therein;

         WHEREAS, upon completion of the share exchange pursuant to the Share Exchange Agreement, Haigh will own approximately 4,302,327 shares of the outstanding common stock of the Company; and

         WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition precedent to certain of the parties' obligations under the Share Exchange Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth below and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the Company and Haigh agree as follows:

         1. Employment. The Company hereby employs Haigh and Haigh hereby accepts employment on the terms and conditions set forth in this Agreement.

         2. Nature of Employment. Haigh shall serve as Vice Chairman and shall have the responsibilities and authority customarily associated with such office and Haigh shall serve the Company in such capacity during the term of this Agreement. Haigh shall be based in Marlow, United Kingdom, and shall travel to such locations on such occasions as may from time to time be necessary in the conduct of his duties.

                  2.1. Haigh shall perform all duties and exercise all authority in accordance with, and otherwise comply with, the policies, procedures and practices as may from time to time be adopted by the Company's Board of Directors.

                  2.2. Haigh shall devote all working time and best efforts to perform successfully his duties and advance the Company's and/or its Affiliates' interests; provided, however that Haigh will not be precluded from acting as a non-executive director of any company for which he currently is so engaged, as a director or officer in any company through which he has made investments for his personal benefit, or as a trustee of any trust the principal beneficiaries of which are members of Haigh's family so long as such action does not violate the non-competition provisions hereof or
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interfere with his duties hereunder; provided further, however, this provision does not prohibit Haigh from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit to the extent that such activities are not otherwise inconsistent with the terms of this Agreement. As used in this Agreement, "Affiliates" shall mean:
(i) the Company; (ii) any Company subsidiary or related entity (including without limitation Innovex and its subsidiaries); and/or (iii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or any Company subsidiary or related entity, in each case as existing at or prior to the date of termination of Haigh's employment.

         3. Remuneration.

                  3.1. Haigh's base salary for all services rendered shall be (pound)250,000 per annum (less applicable withholdings) payable in accordance with the Company's policies, procedures and practices as they may exist from time to time, such salary being comparable to that provided to other Level 2 employees of the Company. Haigh's salary shall be reviewed at least annually and may be increased in accordance with the Company's policies, procedures and practices as they may exist from time to time.

                  3.2. Haigh may participate in the Quintiles Transnational Corp. Executive Compensation Plan (or successor plans) and any other cash bonus plan which may be made available from time to time to Level 2 employees of the Company on terms that are comparable to those provided to other Level 2 employees of the Company; provided, however, that Haigh's participation is subject to the applicable terms, conditions and eligibility requirements of each such plan, some of which are within the plan administrator's discretion, as they may exist from time to time.

                  3.3. Haigh may participate in the Quintiles Transnational Corp. Equity Compensation Plan (or successor plans) and any other incentive stock option or similar plan which may be made available from time to time to Level 2 employees of the Company on terms that are comparable to those provided to other Level 2 employees of the Company; provided, however, that Haigh's participation is subject to (i) satisfactory performance as determined by the Company Board of Directors or Compensation Committee in its sole discretion,
(ii) continued Company employment and (iii) the applicable terms, conditions and eligibility requirements of each such plan, some of which are within the plan administrator's discretion, as they may exist from time to time. The terms of any such stock options will be set forth in separate option agreements between Haigh and the Company but shall be no less favorable than provided to other Level 2 employees of the Company; provided, however, that the Company will make or cause to be made two contributions of (pound)100,000 each on or before the last day of March 1997 and 1998, respectively, to the Cookham Security Plan (Haigh's occupational pension scheme approved by the Inland Revenue). Such payments shall be in lieu of, and the Company shall have no obligation to make, contributions to the Company's ESOP or successor plan and grant of stock options to Haigh otherwise contemplated by this Section 3.4 for the period through March 31, 1998, but the Company will make such contributions and grants for the year ended December 31, 1998, on a pro rata basis, for the period beginning April 1, 1998.


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                  3.4. Haigh may participate in all medical, dental, disability, insurance, pension, tax return preparation and financial planning, consultation and advice by the Company's accounting firm, legal counsel or financial consultants as may be provided by the Company for Level 2 employees of the Company and other employee benefit plans and programs (excluding time off for holidays which shall be governed by Section 3.4) which may be made available from time to time to Level 2 employees of the Company on terms that are comparable to those provided to other level 2 employees of the Company;
provided, however, that Haigh's participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

                       In addition, Haigh shall be entitled to: (i) retain, at the Company's expense, the private medical insurance for Haigh and his family as heretofore maintained by Innovex (currently at a cost of approximately (pound)2,200 per year); (ii) maintain the two automobiles currently maintained by the Company for Haigh's benefit at a lease cost of approximately (pound)5,500 per month and to be retained by the Company at the end of Haigh's employment (for which the Company shall bear the cost of petrol, oil and other expenses reasonably and properly incurred in the use of such automobiles); (iii) reimbursement (in amounts up to $10,000 per annum) for the cost of financial consulting, tax return preparation and similar financial services, (iv) dues and expenses (in amounts up to $5,000 per annum) for business and country club dues maintained principally for business purposes and (v) reimbursement of ordinary and necessary expenses, in reasonable amounts, which Haigh incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses associated with membership in various professional, business and civic associations and societies of which Haigh's participation is in the best interest of the Company.

                  3.5 In addition to public holidays Haigh shall be entitled in every calendar year to 30 working days' paid holiday to be taken at such time or times as will not interfere with the operations of the Company.

                  3.6. Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans or programs made available to officers or employees of the Company generally and referred to in Sections 3.2, 3.3, and 3.4. Haigh acknowledges that the Company, in its sole discretion, may amend, modify, revise or revoke any such general plans or programs. Any amendments, modifications, revisions and revocations of these general plans or programs shall apply to Haigh from their respective effective dates. Nothing in this Agreement shall afford Haigh any greater rights or benefits with regard to these general plans or programs than are afforded to him under their applicable terms, conditions and eligibility requirements, some of which are within each plan administrator's discretion, as they may exist from time to time.

                  3.7. If, at any time during which Haigh is receiving salary or post-termination payments from the Company, Haigh receives payments on account of mental or physical disability from any source referred to in this Agreement, then the


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Company, at its discretion, may reduce Haigh's salary or post-termination payments by the amount of such disability payments.

                       The above-stated items of compensation shall not be deemed all-inclusive, and Haigh may receive other compensation, as may from time to time be determined by the Board, including bonuses that may be provided by the Company under the Company's annual incentive bonus plan or any comparable bonus plan that may succeed it. Except as is otherwise provided herein, Haigh shall be entitled to participate in all current and future employee stock option and other employee benefit plans and arrangements in which the senior management of the Company is permitted to participate and the provisions herein are not meant to be exclusive.

         4. Term of Employment. The original term of employment shall be for a three (3) year period commencing on the date of this Agreement and terminating on the third anniversary of the date of this Agreement, subject to the following provisions.

                  4.1. On the third anniversary date of this Agreement, and each anniversary date thereafter the terms of Haigh's employment will be automatically extended one (1) year unless, ninety (90) days prior to such anniversary date, the Company or Haigh shall have delivered to the other written notice that the term of Haigh's employment hereunder will not be extended. During all periods of employment, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with
Section 12.

                  4.2. The Company may terminate Haigh's employment immediately and without notice, at any time during the original term of employment or thereafter, for "cause." For purposes of this Agreement, "cause" shall be defined as (i) a willful and continued failure by Haigh to perform his duties as Vice Chairman of the Company as established by the Board (other than due to disability), or (ii) a material breach by Haigh of his fiduciary duties of loyalty or care to the Company, or (iii) a willful violation by Haigh of any provision of this Agreement, or (iv) a conviction of, or the entering of a plea of nolo contendre by Haigh for, any felony or any crime involving fraud or dishonesty.

                  4.3 Upon giving Haigh notice of its intent to terminate the employment relationship, the Company, in its sole discretion, may elect to pay Haigh his salary and, subject to the terms, conditions and eligibility requirements of the applicable plans, continue his benefits during the notice period and, in lieu of requiring him to continue his duties as Vice Chairman, may require him to perform only such other duties as it may assign to him or require him not to perform any duties whatsoever for the Company and/or exclude him from the Company and/or Affiliates' premises (without providing any reason therefor), all subject to his performance of his duties as a director.

                  4.4 Upon termination of his employment for whatever reason, Haigh shall immediately tender his resignation from all offices, directorships or other positions in the Company and/or its Affiliates; provided that the Company and Haigh will each agree to provide the other reasonable cooperation to assure the orderly disposition by Haigh of Haigh's shareholdings in the Company.


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                  4.5. Sections 6 (Trade Secrets, Confidential Information,
Company Property and Competitive Business Activities), 7 (Intellectual Property Ownership), 8 (License), and 9 (Release) shall survive the termination of Haigh's employment and/or the termination of this Agreement regardless of the reasons for such termination.

         5. Compensation and Benefits Upon Termination.

                  5.1. If Haigh's employment terminates for any reason, the Company's obligation to remunerate Haigh shall cease on the effective termination date except as to amounts due at that time.

                  5.2. Haigh is not entitled to receive any compensation or benefits upon Haigh's termination except as: (i) set forth in this Agreement;
(ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Haigh participates. The terms and conditions afforded Haigh under this Agreement are in lieu of any severance benefits to which Haigh otherwise might be entitled pursuant to a severance plan, policy or practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, or pension benefits to which Haigh may be entitled under employee benefit plans in which he participates.

         6. Trade Secrets, Confidential Information, Company Property and Competitive Business Activities. Haigh acknowledges and agrees that: (i) by virtue of his employment by and position with the Company, he has or will have access to Trade Secrets and Confidential Information (as defined in Sections
6.1.5 and 6.1.6) of the Company and its Affiliates, including valuable information about their worldwide business operations and entities with whom they do business in various locations throughout the world, and has developed or will develop relationships with their customers and others with whom they do business in various locations throughout the world; and (ii) the Trade Secret, Confidential Information and Competitive Business Activities' provisions set forth in this Agreement are reasonably necessary to protect the Company's and its Affiliates' legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest, and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

                  6.1. Trade Secrets and Confidential Information. Haigh acknowledges and agrees that: (i) the Company and/or its Affiliates will disclose to him certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company and/or its Affiliates (or a third party providing such information to the Company and/or its Affiliates); and (iii) the disclosure of such Trade Secrets and Confidential Information to Haigh does not confer upon Haigh any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

                  6.1.1. Haigh may use the Trade Secrets and Confidential Information only in accordance with applicable Company policies and procedures and solely for the Company's benefit, and only while Haigh is employed or otherwise retained by the Company. Except in the performance of services for the Company, Haigh will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose,


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disclose, reproduce, distribute, transmit, or transfer Trade Secrets or
Confidential Information or any portion thereof.

                  6.1.2. If Haigh is required to disclose Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, Haigh shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company's request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

                  6.1.3. Haigh's obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.

                  6.1.4. Haigh's obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and/or its Affiliates and for fifteen (15) years thereafter.

                  6.1.5. As used in this Agreement, "Trade Secrets" means information of the Company, its Affiliates and its and/or their licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  6.1.6. As used in this Agreement, "Confidential Information" means information (other than Trade Secrets) that is of value to the Company and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement; provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Haigh.

                  6.2. Company Property. Upon the termination of Haigh's employment, Haigh shall at the Company's request: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in Haigh's possession, custody or control; (ii) deliver to the Company all Company and/or Affiliate property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any Company and/or Affiliate client, or Company and/or Affiliate business or business methods, including all copies thereof) which is in Haigh's possession, custody or control; and (iii) provide reasonable cooperation to the Company at the Company's expense in


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winding up Haigh's work and transferring that work to other individuals designated by the Company.

                  6.3. Competitive Business Activities. During Haigh's employment and the Non-Competition Period (as defined in Section 6.3.3), Haigh will not engage in the following activities:

                       (a) Haigh shall not, either alone or jointly with another or others, whether as principal, agent, director, shareholder, independent contractor, officer, employee or in any other capacity, whether directly or indirectly, and whether for his own benefit or that of others, during the continuation of his employment by the Company nor after the termination of his employment for two years(howsoever caused):

                           (i) be engaged or interested in any business
which competes with any business carried on or engaged in by the Company or any of its Affiliates at or before (provided such business has not been terminated or abandoned by the Company or such Affiliate) the date of termination of Haigh's employment (hereinafter, a "Competitive Business");

                           (ii) solicit or endeavor to solicit on
behalf of a Competitive Business from or with any person or entity:

                                             (aa) who or which was a customer of
the Company or any of its Affiliates at any time during the period of twelve
(12) months preceding the date of the termination of the employment;

                                             (bb) whom or which Haigh or someone
for whom he was directly responsible solicited, negotiated, contracted, serviced, advised or had contact with on the Company's or any of its Affiliates' behalf; or

                                             (cc) to whom the Company or any of
its Affiliates had made proposals to do business at any time during the period of twelve (12) months preceding the date of the termination of the employment;

                           (iii) deal, do business or endeavor to deal
or do business for a Competitive Business, from or with any person or entity:

                                             (aa) who or which was a customer of
the Company or any of its Affiliates at any time during the period of twelve
(12) months preceding the date of the termination of the employment;

                                             (bb) whom or which Haigh or someone
for whom he was directly responsible solicited, negotiated, contracted, serviced, advised or had contact with on the Company's or any of its Affiliates' behalf; or

                                             (cc) to whom the Company or any of
its Affiliates had made proposals to do business at any time during the period of twelve (12) months preceding the date of the termination of the employment;


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                                    (iv) without the written permission of the
Board of the Company (such permission not to be unreasonably withheld if the Company considers that Haigh has neither a personal influence with clients nor is in possession of confidential information) offer employment to or otherwise solicit for employment the services of any individual who was an employee or director of the Company or any of its Affiliates during the period of twelve
(12) months preceding the date of termination of employment whether or not such person would commit any breach of his contract of employment with the Company or any of its Affiliates by reason of his leaving service.

                                    (v) directly or indirectly take any action
which is materially detrimental or otherwise intended to be adverse to the Company's and/or any of its Affiliates' goodwill, name, business relations, prospects and operations.

                                    Notwithstanding anything in this Agreement
to the contrary, the following activities will not be deemed to contravene the provisions of Section 6.3 of this Agreement:

                                    (i) Owning, operating, controlling or
serving as a director, officer or employee of or consultant to any company the principal business of which is manufacturing, distributing, marketing and/or selling pharmaceutical products the rights to which are owned by or licensed to such company; provided that no more than five percent (5%) of the consolidated revenues of such company in any year will be derived from operations (as defined below, "Related Activities") involving providing, on a contract, for hire, or similar basis (i) drug development services, (ii) pharmaceutical or clinical research services, (iii) pharmaceutical sales or marketing services, (iv) health information management services, and/or (v) any other activity which constitutes a significant part of the business of the Company or any of its Affiliates (in the case of subparagraph (v), at or before the date of termination of Vendor's employment); provided further that Vendor shall have no direct involvement in such Related Activities as a director, officer, employee, consultant or otherwise; provided further, it is agreed that Related Activities are intended to be limited to activities which are incidental to the operations of a pharmaceutical business and are not, without limiting the foregoing , any activities dedicated primarily to a Competitive Business or the purpose of drug development, marketing, sales services, or health benefit analysis of the products or potential products of third parties.

                                    (ii) the provision of executive search
consulting services so long as such services are not provided to entities engaged in Related Activities; and

                                    (iii) the provision of financial consulting
services so long as such services are not provided to entities engaged in Related Activities.

                           (b) Section 6.3(a) shall not prohibit the holding
(directly or through nominees or otherwise) of shares or other securities of another company which are listed or traded on any recognized stock exchange being a holding (which phrase shall include any interest in any such holding) entitling the holder to no more than two and one half percent (2.5%) of the voting power of such body corporate.


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                         (c) Haigh shall not either before or after the
termination of his employment hereunder disclose to any person or persons any confidential information in relation to the affairs of the Company or any of its Affiliates or any client or customer thereof of which he has become or any have become possessed whilst in the service of the Company except in the proper course of his duties hereunder or as authorized by the Board or as ordered by a court of competent jurisdiction or pursuant to other governmental process.

                         (d) The restriction contained in clauses (a) and (c)
are considered reasonable by the parties but if any such restriction shall be found void but would be valid if some part thereof were deleted or the period or area of application reduced, such restriction shall apply with such modifications as may be necessary to make it valid and effective.


                  6.3.1. The restriction set forth in Section 6.3(a)(i) apply to the following geographical areas: the United Kingdom, the Federal Republic of Germany and the United States of America, including the territories and possessions thereof.

                  6.3.2. Notwithstanding the foregoing, Haigh's ownership, directly or indirectly, of not more than two and one half percent (2.5%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 6.3.

                  6.3.3. As used in this Agreement "Non-Competition Period" means the greater of: (i) the two (2) year period following the termination of Haigh's employment (irrespective of the circumstances of such termination); or
(ii) five years from November 26, 1996.

                  6.4. Remedies. Haigh acknowledges and agrees that Haigh's failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of Haigh's failure to abide by these provisions: (i) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Haigh's actual or threatened failure to abide by these provisions; (ii) Haigh will indemnify, upon final judicial determination that Haigh has breached the terms of Section 6 or Section 7, the Company and/or its Affiliates for all expenses (including attorneys' fees) in seeking to enforce these provisions; and (iii) if, as a result of Haigh's failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions, any commission or fee becomes payable to Haigh or to any person, corporation or other entity with which Haigh has become employed or otherwise associated, Haigh shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. Notwithstanding that Haigh returns all post-termination payments received pursuant to this Agreement, Haigh shall remain obligated to abide by the Trade Secrets, Confidential


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Information, Company Property and Competitive Business Activities provisions set forth in this Agreement.

                  6.5. Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Haigh's obligations or the Company's and/or its Affiliates' rights and remedies under law or under Haigh's Deed of Non-Competition with the Company and the Share Exchange Agreement relating to trade secrets, confidential information, non-competition and intellectual property.

         7. Intellectual Property Ownership.

                  7.1. As used in this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), picture, audio, video, artistic works, and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property rights, created or developed in whole or in part by Haigh while employed by the Company (whether developed during work hours or not), whether prior or subsequent to the date of this Agreement.

                  7.2. All Work Product shall be considered work made for hire by Haigh and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Haigh for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Haigh hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product. Haigh agrees to perform, during or after Haigh's employment, such further acts which the Company requests as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product.

                  7.3. Notwithstanding the foregoing, this Agreement shall not require assignment of any invention that: (i) Haigh developed entirely on his own time without using the Company's equipment, supplies, facilities, Trade Secrets or Confidential Information; and (ii) does not relate to the Company's business or actual or anticipated research or development or result from any work performed by Haigh for the Company.

                  7.4. Haigh shall promptly disclose to the Company in writing all Work Product conceived, developed or made by him, individually or jointly that relates in any way to the business conducted by the Company.

         8. License. To the extent that any preexisting materials are contained in Work Product which Haigh delivers to the Company or its customers, Haigh grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (ii) authorize others to do any of the foregoing.


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         9. Releases. Haigh acknowledges and agrees that: (i) as a part of his services, he may provide his image, likeness, voice, or other characteristics; and (ii) the Company may use his image, likeness, voice, or other characteristics in its products and services with Haigh's reasonable review and approval. Haigh consents to the use of such characteristics and expressly releases the Company, its Affiliates and its and their respective agents, employees, licensees and assigns from and against any and all claims which Haigh has or may have for invasion of privacy, right of privacy, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

         10. Haigh Representation. Haigh represents and warrants that neither Haigh's employment nor the performance of Haigh's obligations under this Agreement will (i) breach any duty or obligation Haigh owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

         11. Waiver of Breach. The Company's or Haigh's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

         12. Entire Agreement. Except as expressly provided in this Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Haigh's employment with Innovex, including without limitation that certain Service Agreement dated March 31, 1993 between Haigh and Innovex; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to the terms of the Haigh's employment. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

         13. Severability. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Trade Secrets, Confidential Information or Competitive Business Activities provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be "blue-penciled" or rewritten by the court to the extent necessary to render them enforceable to the maximum similar effect permitted by applicable law.

         14. Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company's successors and assigns. The Company, at its sole discretion, may assign this Agreement to any of its Affiliates. Haigh may not assign this Agreement without the Company's prior written consent.


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
         15. Remedies. Haigh acknowledges and agrees that Haigh's breach of this Agreement would cause the Company and/or its Affiliates irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of the Haigh's breach or threatened breach of this Agreement, the Company and/or its Affiliates may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.


         16. Costs and Expenses. If a dispute occurs between the Company and Haigh in connection with or arising under this Agreement, the prevailing party in a final judgment in respect of such dispute shall be reimbursed by the other party for all reasonable costs, including attorneys' fees and any other necessary costs or expenses, incurred as a result of such dispute.

         17. Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for all purposes connected with it.


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
         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date set forth in the preamble above.


                                        ----------------------------------------
                                        Barrie Stevens Haigh



                                        QUINTILES TRANSNATIONAL CORP.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:







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